Exhibit 99.1

                       Press Release dated April 10, 2003



   IEC Electronics Announces the Appointment of a New Chief Financial Officer


     Newark, NY - April 10, 2003 - IEC Electronics Corp. announced today the appointment of Brian Davis as Chief Financial Officer and Corporate Controller.

     W. Barry Gilbert, Chairman and Acting CEO stated "I have had the opportunity to work with Brian at a previous company. He is an outstanding "out-of-the-box" thinker and I look forward to the contribution he can bring to IEC."

     Mr. Davis joins IEC from Thermo Spectronic, where he was Vice President of Finance for the past seven years. Prior to that, Davis functioned in various Controller positions with Milton Roy Company for many years. Davis holds an M.B.A. from the Rochester Institute of Technology with a minor in finance.

     Davis succeeds Kevin Monacelli, Corporate Controller, who has announced his intent to leave IEC for personal reasons. He has agreed to stay with the company as long as necessary to support the transition.

     Mr. Gilbert stated, "IEC was fortunate to have someone as dedicated and committed as Kevin during a time when the company was in financial distress. We wish him great success in his future endeavors."

     IEC is an ISO-9001 registered EMS provider, offering a wide range of services including design, prototype and volume printed circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution. For more information visit: www.iec-electronics.com.

     The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, the ability of the Company to assimilate acquired businesses and to achieve the anticipated benefits of such acquisitions, competition and technological change, the ability of the Company to control manufacturing and operating costs, satisfactory relationships with vendors. The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2002 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.


Heather Keenan
Marketing Communications Specialist

(315) 332-4262
hkeenan@iec-electronics.com


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